EXHIBIT 23

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-86016 and 333-95149 and 33-32503) pertaining to the MPSI Systems Inc. 1988 Stock Option Plan, the MPSI Systems Inc. 1998 Stock Plan, and the MPSI Systems Inc. Matching Investment Plan of our report dated January 23, 2004, with respect to the consolidated financial statements of MPSI Systems Inc. included in this Annual Report (Form 10-KSB) for the year ended December 31, 2003.

TULLIUS TAYLOR SARTAIN & SARTAIN LLP

Tulsa, Oklahoma
February 12, 2004